Exhibit 5.1

April 11, 2016

SCYNEXIS, Inc.

101 Hudson Street, Suite 3610

Jersey City, New Jersey 07302

RE: SCYNEXIS, Inc.

Ladies and Gentlemen:

We have acted as counsel to SCYNEXIS, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of the number of authorized but unissued shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), to be issued pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-207705) filed October 30, 2015, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares are to be sold by the Company in accordance with the Controlled Equity OfferingSM Sales Agreement, dated April 11, 2016, by and between the Company and Cantor Fitzgerald & Co., as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus therein, the Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials. Further, we have assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding and committed to be issued will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation, as it is then in effect.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on the law as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400   WWW.COOLEY.COM

SCYNEXIS, Inc.

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, subject to approval of each issuance by the Company’s board of directors or a duly authorized committee thereof, when sold and issued against payment therefor in accordance with the terms of the Agreement, the Registration Statement and the prospectus therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

3175 HANOVER STREET, PALO ALTO, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400   WWW.COOLEY.COM